SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE TO
(RULE 14d-100)

TENDER OFFER STATEMENT UNDER
SECTION 14(d) (l) OR 13(e) (l)
OF THE SECURITIES EXCHANGE ACT OF 1934

LANDAIR CORPORATION
(Name of Subject Company (Issuer) )

SCOTT M. NISWONGER (Offeror)
JOHN A. TWEED (Offeror)

(Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person) )

Common Stock, par value $.01 per share
(Title of Class of Securities)

514757103
(CUSIP Number of Class of Securities)

Scott M. Niswonger
Chief Executive Officer
Landair Corporation
430 Airport Road
Greeneville, TN 37745
(423) 783-1300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications on Behalf of Filing Persons)

COPY TO:
William C. Argabrite
Hunter, Smith & Davis LLP
1212 North Eastman Road
P.O. Box 3740
Kingsport, Tennessee 37664
(423) 378-8829

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

N/A	N/A

☐	Check the box if any part of the fee is offset as provided by Rule 0-11 (a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party:Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☒	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

ITEM 1. EXHIBITS.
SIGNATURE
EXHIBIT INDEX
PRESS RELEASE

ITEM 1. EXHIBITS.

99.1	Text of Press Release issued on December 17, 2002.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Scott M. Niswonger

Scott M. Niswonger

/s/ John A. Tweed

John A. Tweed

Dated: December 17, 2002

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Text of Press Release issued on December 17, 2002.